UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Qumu Corporation
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Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, Minnesota 55403
(612) 638-9100
____________________
Supplemental Proxy Materials For
Annual Meeting of Shareholders
To Be Held May 9, 2019
____________________

To the Shareholders of Qumu Corporation:
Beginning on April 9, 2019, we mailed to shareholders a proxy statement for the 2019 Annual Meeting of Shareholders to be held on Thursday, May 9, 2019, at 10:30 a.m. (Minneapolis, Minnesota time). The 2019 Annual Meeting of Shareholders is a virtual meeting of shareholders. Shareholders may attend the virtual annual meeting and vote their shares electronically during the meeting via internet at: www.virtualshareholdermeeting.com/QUMU2019.
This supplement provides updated information to the April 9, 2019 proxy statement.
It is with deep regret that we inform you that Thomas F. Madison, a director of Qumu Corporation since 2001, passed away on April 10, 2019. Mr. Madison had served as a director since 2001 and chaired the Governance Committee. He also served on the Audit Committee.
In light of his death, Mr. Madison, who was named as a nominee for re-election as a director at the 2019 Annual Meeting of Shareholders, is removed as a nominee.
Any votes cast for Mr. Madison will be disregarded and not be counted. It is not necessary for you to re-vote your shares if you have already voted or to obtain a new proxy card if you have not yet voted. Any shareholder of record who may desire to re-vote or change a previously executed proxy may, however, do so by following the procedures set forth in the April 9, 2019 proxy statement. Your vote with respect to the election of all of the directors except Mr. Madison will be counted as you have indicated on your proxy.
Also as a result of Mr. Madison’s death, the Board of Directors has changed the composition of the Audit Committee from that disclosed in the April 9, 2019 proxy statement. Effective April 18, 2019, the Audit Committee members are as follows: Kimberly K. Nelson (chair), Neil E. Cox and Daniel R. Fishback.
By Order of the Board of Directors,

Vern Hanzlik
President and Chief Executive Officer

April 19, 2019